News Release

For Immediate Release

Company Contact:

Jack Collins, Investor Relations

Phone: (405) 702-7460

Website: www.qrcp.net

Quest Resource Reports Fourth Quarter and Full Year 2007 Results and Provides 2008 Guidance

OKLAHOMA CITY – March 11, 2008 – Quest Resource Corporation (NASDAQ: QRCP) (“Quest Resource”) today reported financial results for the full year and fourth quarter of 2007. Adjusted earnings before interest, income taxes, depreciation and amortization (Adjusted EBITDA), a non-GAAP measure, rose by 117% from the full year 2006 and by 312% from the fourth quarter of 2006. The increases in Adjusted EBITDA were driven primarily by organic production growth, higher realized natural gas prices, and contributions from the KPC Pipeline since the date of its acquisition (November 1, 2007).

Selected financial information in a comparative format for the quarters and years ended December 31, 2006 and 2007 is shown in the table below. For additional detail, investors can access Quest Resource’s Form 10-K which was filed with the Securities and Exchange Commission on March 10, 2008.

Select Financial and Operating Data (in thousands, except per share data)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2007	2006	2007	2006
Total Revenue	35,884	17,712	122,879	70,485
Net Income (Loss) Before Minority Interest	(30,732)	(41,098)	(34,896)	(48,234)
Minority Interest	6,142	(244)	4,482	(244)
Net Income (Loss)	(24,590)	(41,342)	(30,414)	(48,478)
Net Income (Loss) Per Share Basic	(1.11)	(1.87)	(1.37)	(2.19)
Net Income (Loss) Per Share Diluted	(1.11)	(1.87)	(1.37)	(2.19)
Operating Income (Loss)	1,259	(33,694)	14,428	(31,554)

Adjusted EBITDA[1]	19,747	4,791	62,640	28,826

Weighted Average Shares Outstanding Basic	22,242	22,132	22,241	22,101
Weighted Average Shares Outstanding Diluted	22,242	22,132	22,241	22,101

1 – A reconciliation of Adjusted EBITDA to Net Income and Net Cash from Operations, its most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, follows this news release.

Cash Distributions from Affiliates

Quest Energy Partners, L.P. (NASDAQ: QELP) (“Quest Energy”), the natural gas and oil master limited partnership formed with the contribution of certain producing properties from Quest Resource, declared a cash distribution of $0.2043 for the period commencing November 15, 2007 - the close date of its initial public offering - and ending on December 31, 2007 for all of its outstanding units. On an annualized basis, the distribution was in-line with Quest Energy’s indicated initial rate of $1.60 per unit. The distribution was paid on February 14, 2008 to unitholders of record at the close of business on February 7, 2008. Quest Resource owns approximately 57% of the outstanding common and subordinated units and 100% of the general partner of Quest Energy. Quest Resource received approximately $2.55 million in cash distributions from its ownership interest in Quest Energy for the fourth quarter 2007.

Quest Midstream Partners, L.P. (“Quest Midstream”) declared a cash distribution for the fourth quarter of 2007 in the amount of (i) $0.425 per common unit (and the proportionate distribution on the general partner’s units) with respect to those common units outstanding on October 1, 2007 and (ii) $0.2818 per common unit (and the proportionate distribution on the general partner’s units) with respect to those common units that were issued on November 1, 2007 in conjunction with the KPC Pipeline acquisition. The distribution was paid on February 14, 2008 to unitholders of record at the close of business on February 7, 2008. Quest Resource owns approximately 36% of the outstanding common and subordinated units and 85% of the general partner of Quest Midstream. Quest Resource received approximately $0.065 million in cash distributions from its ownership interest in Quest Midstream for the fourth quarter 2007.

Please see the earnings release of Quest Energy for more information with regard to the partnership’s fourth quarter 2007 financial results and 2008 guidance.

Gas and Oil Production Segment Results

Quest Resource conducts its gas and oil production operations through Quest Energy.

On November 15, 2007, Quest Energy completed its initial public offering of 9,100,000 common units at $18 per unit, or $16.83 per unit after payment of the underwriting discount (excluding a structuring fee). Total proceeds from the sale of the common units in the initial public offering were $163.8 million, before underwriting discounts, a structuring fee and offering costs, of approximately $10.6 million, $0.4 million and $1.5 million, respectively. On November 9, 2007, Quest Energy’s common units began trading on the NASDAQ Global Market under the symbol “QELP”. Quest Resource used the net proceeds of $151.2 million from the initial public offering to repay a portion of outstanding indebtedness and retained ownership of 3,201,521 common units, 8,857,981 subordinated units, and a 2% general partner interest.

Total natural gas equivalent production averaged 52.3 million cubic feet equivalents (Mmcfe) per day for the fourth quarter 2007, a 33% increase from an average of 39.4 Mmcfe per day from the fourth quarter 2006. The increase was driven by the successful execution of Quest’s development program in 2007.

Total production costs, excluding gross production and ad valorem taxes, were $1.27 per Mcfe for 2007 down from $1.29 per Mcfe in 2006. On a quarterly basis, production cost, excluding gross production and ad valorem taxes, per Mcfe declined from $1.41 in the first quarter of 2007 to $1.19 in the fourth quarter. This decrease was the result of rising production volumes and the benefits from certain cost cutting programs started during the third quarter. Quest expects to continue to benefit from these programs and rising volumes in 2008 and anticipates production costs, excluding gross production and ad valorem taxes, of $1.05 per Mcfe to $1.15 per Mcfe for the full year.

The segment’s year-end 2007 proved reserves were 211.1 billion cubic feet of natural gas equivalents (bcfe), a 7% increase over the year-end 2006 proved reserves. Approximately 99% of the company’s proved reserves were natural gas; 67% of which were proved developed and 33% of which were proved undeveloped. The segment’s reserve replacement of approximately 175% was driven by the 2007 drilling and development program.

Quest’s reserves are long-lived, with an average proved reserve-to-production ratio of 12.3 years (8.2 years for our proved developed properties) as of December 31, 2007. Quest’s typical Cherokee Basin coalbed methane (CBM) well has a predictable production profile and a standard economic life of approximately 15 years.

Quest completed 125 gross wells in the Cherokee Basin in the fourth quarter 2007 and 575 for the full year 2007. Quest Energy had interests in approximately 2,254 net wells on December 31, 2007, up approximately 34% from the 1,682 gross wells on December 31, 2006. Quest Energy plans to complete 325 gross wells in 2008, or approximately 27 per month.

At December 31, 2007, Quest Energy had the right to develop approximately 558,000 net acres in the Cherokee Basin, of which approximately 48% were undeveloped. Quest Energy has identified approximately 2,100 gross drilling locations on its acreage in the Cherokee Basin, of which approximately 800 were classified as proved undeveloped. These locations represent an approximate six and a half year inventory of drilling activity at the planned 2008 level of 325 wells.

Natural Gas Pipelines Segment Results

Quest Resource conducts its natural gas pipelines operations through Quest Midstream.

Quest Midstream increased the size of its low pressure gathering system in the Cherokee Basin to approximately 1,994 miles after constructing approximately 315 miles of low pressure gas gathering pipelines in 2007. The gathering system is the largest in the Cherokee Basin with current capacity of approximately 85 mmcf/d and delivers virtually all its gathered gas into Southern Star Central Gas Pipeline at multiple interconnects.

On November 1, 2007, Quest Midstream Partners completed the purchase of the KPC Pipeline (a 1,120-mile interstate gas pipeline running from Oklahoma to Missouri, and certain lateral pipelines related to the KPC Pipeline) for a purchase price of approximately $133 million in cash, subject to adjustment for working capital at closing. In connection with this acquisition, Quest Midstream issued 3,750,000 common units for $20 per common unit, or approximately $75 million of gross proceeds. The net proceeds from the offering were used to pay a portion of the purchase price.

Quest Midstream’s total gas pipeline revenue increased by 75% to $39 million for the full year 2007 compared with $22.3 million in 2006. This increase was principally driven by the 39% increase in Quest production volumes during the year and the higher compression and gathering fees payable by the Gas and Oil Production Segment under the midstream services agreement that was entered into in connection with the formation of Quest Midstream in December 2006 as well as a $3.2 million contribution from KPC Pipeline which was acquired on November 1, 2007.

Pipeline operating costs, excluding ad valorem taxes, were $1.07 per Mcf for 2007, up 11% from $0.96 per Mcf for 2006. The increase in operating costs was due to the delivery of additional compressors in anticipation of increased pipeline volumes, the number of wells completed and operated during the year, the increased miles of pipeline in service and the increase in property taxes. Quest anticipates operating costs to decrease on a per Mcf basis in 2008 due to the increased volumes forecasted from new wells completed in 2007 and the new wells to be completed this year.

Management Guidance

Quest Resource provided the following guidance with respect to the distributions it expects to receive from Quest Energy and Quest Midstream and for certain expenses not associated with the partnerships. The guidance does not take into account the impact of Quest’s planned merger with Pinnacle Gas Resources, Inc. or any potential transfers of assets to either partnership following the close of the merger.

	1Q08E			FY 2008E
Quest Energy Partners Distributions	5.0	-	5.2	20.0	-	21.0

Quest Midstream Partners Distributions	0.2	-	0.2	3.5	-	4.0

Total Distributions from Affiliates	5.2	-	5.4	23.5	-	25.0

General & Administrative ($mm)	0.5	-	0.6	2.0	-	2.5

Net Interest Expense ($mm)	0.8	-	0.9	3.0	-	3.5

Capital Expenditures ($mm) (1)	1.0	-	1.2	2.0	-	3.0

(1) Represents anticipated capital expenditures for new well development in New Mexico and Pennsylvania.

Management Comment

Jerry Cash, Chairman, President, and Chief Executive Officer of Quest Resource said, “2007 was truly a transformational year for Quest, we completed the initial public offering of Quest Energy Partners, re-capitalized our balance sheet, diversified Quest Midstream with the purchase of an interstate pipeline, and entered into a merger agreement with Pinnacle Gas Resources. We also successfully executed our development program in the Cherokee Basin, drilling and connecting 575 wells which exceeded our goal of 558. The drilling program drove a 39% increase in net sales volumes for the year to an average of 47.0 MMcfe per day from an average of 33.8 MMcfe per day in 2006. We currently intend to use the distributions from our two master limited partnerships to create value for Quest Resource shareholders through higher risk exploration projects that have the potential to generate higher rates of return than the natural gas and oil development projects being conducted by Quest Energy and/or debt reduction.”

Conference Call

Quest will host a conference call to discuss 2007 fourth quarter and full year operating and financial results on Tuesday, March 11, 2008 at 11:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:	877-440-5786 (US/Canada) and 719-325-4915 (International)
Passcode: 9940524

Internet:	Live and rebroadcast over the Internet: simply log on to www.qrcp.net.

Replay:	Available through March 22, 2008 at 888-203-1112 (US/Canada) and 719-457-0820 (International) using passcode 9940524 and at www.qrcp.net.

About Quest Resource Corporation

Quest Resource Corporation is a fully integrated E&P company that owns 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P. and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. (NASDAQ: QELP) was formed by Quest Resource Corp. to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corp. to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns approximately 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. In addition, there can be no assurance that the merger of Quest and Pinnacle will be approved by their respective shareholders. These risks, and other risks are detailed in Quest’s filings with the Securities and Exchange Commission, including risk factors listed in Quest’s latest annual report on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus:

•	net interest expense;
•	depreciation, depletion and amortization expense;
•	gain (loss) on sale of assets;
•	provision for impairment of gas and oil properties;
•	cumulative effect of accounting change, net of tax;
•	change in derivative fair value; and
•	non-cash compensation expense.

Adjusted EBITDA is a significant performance metric used by Quest management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess (prior to the establishment of any cash reserves) the cash distributions Quest Energy and Quest Midstream expect to pay their unitholders. Specifically, this financial measure indicates whether or not the partnership’s are generating cash flow at a level that can sustain or support an increase in their quarterly distribution rates without regard to the impact of financing methods, capital structure or historical cost basis of their assets.

Adjusted EBITDA also is used as a supplemental liquidity measure by Quest’s management, and by external users of Quest’s financial statements, such as investors, commercial banks, research analysts and others, to assess the ability of Quest’s assets to generate cash sufficient to pay interest costs, support its indebtedness, and the ability of Quest Energy and Quest Midstream to make distributions to their unitholders. Adjusted EBITDA is also used in calculating the financial covenants under the credit agreements for each of Quest Resource, Quest Midstream and Quest Energy.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as measures of operating performance, liquidity or ability to service debt obligations. Adjusted EBITDA does not include interest expense, income taxes, depreciation and amortization expense, change in derivative fair value or non-cash compensation expense. Because Quest Resource, Quest Energy and Quest Midstream have borrowed, and intend to borrow, money to finance their operations, interest expense is a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream use capital assets, depreciation and amortization are also necessary elements of Quest’s overall costs. Because Quest Resource and Quest Energy have used, and intend to use, derivative contracts to hedge their exposure to commodity prices, changes in the fair value of those contracts is also a necessary element of Quest’s overall costs. Because Quest Resource, Quest Energy and Quest Midstream have used, and intend to use, non-cash equity awards as part of their overall compensation package for executive officers and employees, non-cash compensation expense is a necessary element of Quest’s overall costs. Due to fluctuations in commodity prices, Impairments of oil and gas properties may at times be a material element of Quest’s business. In the future, income taxes may become a material element of Quest’s business. Therefore, any measures that excludes these elements have material limitations. To compensate for these limitations, Quest management believes that it is important to consider both net income and net cash provided by operating activities determined under GAAP, as well as Adjusted EBITDA, to evaluate Quest’s financial performance and liquidity.

Management compensates for the limitations of Adjusted EBITDA as an analytical tool by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating this knowledge into management’s decision-making processes.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (in $mm)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (loss)	(24,590)	(41,342)	(30,414)	(48,478)
Minority interest	(6,142)	244	(4,482)	244
Net interest expense	19,954	7,531	42,500	23,093
Change in unrealized derivative value	11,856	(110)	6,502	(6,410)
Depreciation, depletion, and amortization	15,791	7,382	41,401	28,025
Sale of assets	181	(17)	322	(3)
Non-cash stock compensation	2,697	384	6,811	1,636
Impairment of oil and gas properties	0	30,719	0	30,719
Adjusted EBITDA	19,747	4,791	62,640	28,826

Reconciliation of Net Cash from Operating Activities to Adjusted EBITDA (in $mm)
	Three Months Ended		Years Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net cash from operating activities	(4,994)	(17,660)	38,712	7,000
Net interest expense	19,954	7,531	42,500	23,093
Other depreciation, depletion, and amortization	(3,575)	(737)	(7,526)	(3,957)
Other change in derivative fair value	0	2	0	10,234
Change in current assets and liabilities	8,362	15,650	(11,045)	(7,507)
Other net cash changes	0	5	(1)	(37)
Adjusted EBITDA	19,747	4,791	62,640	28,826